Exhibit 10.1

Letter Agreement dated April 15, 2014 between

Jones Lang LaSalle Incorporated and Alastair Hughes

April 15, 2014

Mr. Alastair Hughes

9 Raffles Place

Republic Plaza

Singapore 048619

Dear Alastair:

As of the above date you have completed more than five years as the Chief Executive Officer of the Asia Pacific business segment (the “AP CEO”) of Jones Lang LaSalle Incorporated (“JLL”). Given the excellent progress you have made in leading the development of our business in the region, we have asked you to continue your expatriate assignment in Singapore as the AP CEO through December 31, 2016.

In consideration for your agreement to continue working away from your home country in your current role, by this letter JLL agrees as follows: in the event that, by the close of business on the earlier of (1) December 31, 2016 or (2) the date on which a permanent successor has been publicly named for Colin Dyer as the Chief Executive Officer of JLL (in each case a “Trigger Date”), you and we have not mutually agreed on an alternative role for you, including compensation, location and all other terms and conditions, then you shall have the right for three (3) months after the Trigger Date (the “Notice Period”), by notice in writing to the Chief Human Resources Officer of JLL, to voluntarily terminate your employment without cause but (i) you will nevertheless be eligible to receive the severance that you would otherwise be eligible to receive under the current terms of your employment as though you had been terminated involuntarily without cause and (ii) all then outstanding unvested restricted stock units and deferred cash awards will continue to vest according to their original schedules and will not be forfeited. In order for you to receive the above benefits, you must have remained in your then current position for the full extent of the Notice Period (or such earlier date as JLL in its discretion may approve).

In the event that you exercise your rights under this letter, then you also agree that for a period of twelve (12) months after the last day of your employment (the “Employment Termination Date”) with JLL (the “Restricted Period”), you shall not yourself, and shall not direct any other person to, either on his own account or on behalf of or with any other person, firm or business entity, do the following:

1.	solicit or induce other JLL employees or independent contractors to leave the employ of JLL; or

2.	solicit or induce any clients that have existing or contracted transactions or assignments with JLL as of the Employment Termination Date to discontinue, transfer or reduce their transactions or assignments with JLL to any third party.

You agree further that during the Restricted Period, you shall not accept employment with, or be employed by, any of CBRE Group, Colliers, Cushman & Wakefield, DTZ or Savills, or any of their respective subsidiaries or affiliates, or any successor entity thereof. You acknowledge that the restrictions in this letter are fair and reasonable and are reasonably required for the protection of JLL given the financial benefits you are receiving under this letter. You further acknowledge that you will be reasonably able to earn a living without violating the terms of this letter and that the restrictions to which you are agreeing constitute a material inducement and condition to JLL’s provision of the payments and benefits described in this Agreement.

In the event that during the Restricted Period you violate any of the above non-solicitation or non-competition provisions, then you agree to promptly repay to JLL all amounts then previously paid to you under this letter and that you will forfeit all unvested restricted stock units. In the event that JLL is required to bring a legal action against you in order to enforce its rights under this letter, and is ultimately successful in doing so, then you also agree to pay JLL’s legal fees associated with bringing such action.

Except as specifically amended or supplemented by this letter, all of the previously agreed terms of your employment shall remain in full force and effect. In the event that you and we agree on an alternative role, then the specific terms of that role shall be subject to the execution of mutually satisfactory documentation.

We very much appreciate the value you have brought to Jones Lang LaSalle during your long tenure with the firm and we look forward to continuing our mutually beneficial relationship.

If you wish to accept our offer, please sign this letter and return it to me.

Yours sincerely,

Jones Lang LaSalle Incorporated

By:	/s/ Colin Dyer
Colin Dyer
Chief Executive Officer and President

Accepted by:	/s/ Alastair Hughes
Alastair Hughes